Exhibit 99.1
Frozen Food Express Industries, Inc.
Announces Improved Second Quarter 2010 Results

DALLAS, August 3, 2010 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced its financial and operating results for the quarter ended June 30, 2010.  Highlights for the quarter include:

•	Total operating revenue of $95.0 million
•	49.7% improvement in pre-tax results with a loss of $3.3 million compared to a $6.6 million loss in second quarter 2009
•	3.1% reduction in total operating expenses to $98.3 million, representing a reduction of $3.1 million from the second quarter of 2009
•	Operating ratio improvement of 3.1% compared to the second quarter of 2009
•	15.3% improvement in truckload revenue per laden mile
•	No debt outstanding and cash on hand of $6.6 million

Stoney M. (“Mit”) Stubbs, the Company’s Chairman and Chief Executive Officer commented,   “Through the latter portion of 2009 and into 2010, we placed a priority on service excellence, targeted pricing programs and asset utilization.  We continue this approach, as it has shown results in improved pricing yield in our truckload service and increased shipment count and tonnage in our “LTL”(less-than-truckload) service. As carriers continued to exit the marketplace in late 2009 and early 2010, a marginal uptick in demand has put pressure on overall capacity, especially in the truckload sector, and this has had a pronounced impact on pricing. Increased shipper demand, shrinking capacity and improving freight yield allowed us to regain our momentum and improve our pre-tax results by $2.4 million, or 41.9%, compared to the first quarter of 2010.”

For the second quarter of 2010, total operating revenue, excluding fuel surcharges, increased 9.1% to $80.0 million compared to $73.3 million in the first quarter of 2010.  This was a decrease of 5.3% compared to $84.5 million in the second quarter of 2009. The pre-tax loss for the current quarter was $3.3 million, an improvement of 49.7% compared with 2009. The net loss for the current quarter was $4.4 million, an improvement of 14.3% compared to 2009.  On a per share basis, the loss equated to ($0.26) per diluted share compared to ($0.30) per diluted share in 2009.

For the six months ended June 30, 2010, total operating revenue decreased 3.4%, or $6.3 million, to $180.8 million from $187.1 million in 2009, while total operating revenue, excluding fuel surcharges, decreased 8.5% to $153.3 million from $167.5 million.   The pre-tax loss for the six months ended June 30, 2010 was $9.0 million, an improvement of $6.3 million, or 41.3%, compared to $15.3 million in 2009. On a per share basis, the loss equated to ($0.48) per diluted share in 2010 compared to ($0.66) per diluted share in 2009.

Asset productivity (measured by revenue per truck per week) increased during the second quarter of 2010 by 4.6% to $3,336 from $3,190 in the same period of the last year, primarily due to an improvement in truckload revenue per loaded mile to $1.58 from $1.37 last year, partially offset by a 10.3% decrease in the average weekly trucks in service and an increase in the Company’s empty mile ratio to 12.4% from 9.3%. Russell Stubbs, the Company’s President, commented, “We made the decision in 2009 to park a portion of our existing tractor fleet, and the current environment has allowed us to begin putting this equipment back in service as we have seen a willingness from shippers to allow pricing adjustments in order to ensure available capacity improves in the second half of 2010.  As drivers return to the work force, we will be able to profitably increase our fleet to traditional levels and supply the service our customers require.”

Total operating expenses for the quarter declined $3.1 million, or 3.1%, while total operating revenue grew 0.1%.  Although revenue was up slightly, total operating expenses decreased primarily due to lower salaries, wages and related expenses, purchased transportation and revenue equipment rent, partially offset by higher fuel costs and insurance costs and claims. Continuing to benefit from the impact of cost cutting initiatives begun in 2009, salaries, wages and related expenses decreased 9.7% to $28.9 million from $32.0 million in 2009, while purchased transportation costs decreased 5.8% to $19.7 million from $20.9 million in 2009. Revenue equipment rent decreased 11.7% to $9.0 million from $10.2 million in 2009, mainly due to a decrease in the average number of tractors under lease for the three months ended June 30, 2010. Fuel costs increased 13.8% primarily due to rising prices to $17.5 million from $15.4 million in 2009.

For the six month period ending June 30, 2010, salaries, wages and related expenses decreased 10.6% to $57.0 million from $63.8 million in 2009, while purchased transportation costs decreased 8.8% to $37.8 million from $41.5 million in 2009. Revenue equipment rent decreased 11.0% to $17.8 million from $20.0 million in 2009, mainly due to a decrease in the average number of tractors under lease for the six months ended June 30, 2010. Fuel costs increased 14.4%, primarily due to rising prices to $33.3 million from $29.1 million in 2009.

Current quarter operating expenses as a percentage of total operating revenue (“operating ratio”) were 103.5% compared with 106.8% in 2009.  For the six month period, the operating ratio was 104.9% compared with 108.0% for 2009, an improvement of 2.9%.  Russell Stubbs continues, “Our cost savings initiatives implemented in 2009 and 2010 continue to provide positive impact and while we are pleased to see a more favorable pricing environment and some improvement in demand, we will continue our focus on managing cost inefficiencies out of the organization.” Mr. Stubbs added, “Our employees’ ongoing commitment to service excellence provides the foundation for the improved pricing while the entire organization continues to strive for efficiency in all phases of the business.”

The Company remains in a strong cash position with no borrowings outstanding under its revolving credit agreement.  For the six months ended June 30, 2010, the Company generated net cash flows of $2.3 million from operations and investing activities.  At June 30, 2010, the Company had a $6.6 million balance in cash and cash equivalents, $82.6 million in shareholders' equity and no outstanding debt.

Mit Stubbs concluded, "We’re pleased the increased demand we experienced in the latter part of the first quarter continued into the second quarter.   Although we are experiencing increased demand and improved pricing for our services, we will continue to manage carefully and not take our eye off improving asset utilization and cost control.   While we have a ways to go, continued momentum in these areas should combine to provide improved results.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics and dedicated services to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at http://www.ffeinc.com.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm.  The Company’s common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission.  Given the volatility in fuel prices and the impact fuel surcharge revenues have on total operating revenues, we often make reference to total operating revenue excluding fuel surcharges to provide a more consistent basis for comparison of operating revenue without the impact of fluctuating fuel prices.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	June 30, 2010	December 31, 2009
Current assets
Cash and cash equivalents	$6,555	$3,667
Accounts receivable, net	41,624	41,318
Tires on equipment in use, net	5,309	5,592
Deferred income taxes	2,169	1,532
Property held for sale	1,019	1,019
Other current assets	7,953	12,706
Total current assets	64,629	65,834

Property and equipment, net	67,776	74,845
Other assets	4,498	5,121
Total assets	$136,903	$145,800

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$22,694	$23,773
Insurance and claims accruals	9,480	10,119
Accrued payroll and deferred compensation	6,144	3,837
Accrued liabilities	1,646	1,953
Total current liabilities	39,964	39,682

Deferred income taxes	8,439	9,009
Insurance and claims accruals	5,867	7,374
Total liabilities	54,270	56,065

Shareholders’ equity
Common stock, $1.50 par value per share; 75,000 shares authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	2,064	2,923
Retained earnings	62,022	70,172
	91,944	100,953
Treasury stock (1,233 and 1,477 shares), at cost	(9,311)	(11,218)
Total shareholders’ equity	82,633	89,735
Total liabilities and shareholders’ equity	$136,903	$145,800

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Total operating revenue	$94,957	$94,895	$180,799	$187,102
Operating expenses
Salaries, wages and related expenses	28,936	32,046	57,045	63,809
Purchased transportation	19,723	20,938	37,840	41,506
Fuel	17,469	15,350	33,313	29,119
Supplies and maintenance	11,950	12,135	22,563	24,388
Revenue equipment rent	8,982	10,172	17,763	19,955
Depreciation	3,911	4,403	7,898	8,993
Communications and utilities	1,197	1,307	2,371	2,575
Claims and insurance	4,444	3,230	7,278	7,719
Operating taxes and licenses	1,109	1,290	2,206	2,580
Gain on sale of property and equipment	(249)	(118)	(580)	(252)
Miscellaneous	813	640	1,992	1,729
Total operating expenses	98,285	101,393	189,689	202,121
Loss from operations	(3,328)	(6,498)	(8,890)	(15,019)
Interest and other (income) expense
Interest income	(4)	-	(15)	(4)
Interest expense	161	-	203	4
Equity in earnings of limited partnership	(157)	(103)	(197)	(159)
Life insurance and other	(19)	177	127	485
Total interest and other (income) expense	(19)	74	118	326
Loss before income taxes	(3,309)	(6,572)	(9,008)	(15,345)
Income tax expense (benefit)	1,118	(1,404)	(858)	(4,056)
Net loss	$(4,427)	$(5,168)	$(8,150)	$(11,289)

Net loss per share of common stock
Basic	$(0.26)	$(0.30)	$(0.48)	$(0.66)
Diluted	$(0.26)	$(0.30)	$(0.48)	$(0.66)
Weighted average shares outstanding
Basic	17,190	17,146	17,141	17,028
Diluted	17,190	17,146	17,141	17,028
Dividends declared per common share	$-	$-	$-	$0.03

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three and six month periods ended June 30:

	Three Months		Six Months
Revenue from (a)	2010	2009	2010	2009
Temperature-controlled services	$30,736	$36,360	$56,159	$68,946
Dry-freight services	14,023	14,002	29,291	28,536
Total truckload linehaul services	44,759	50,362	85,450	97,482
Dedicated fleets	4,386	4,935	8,611	10,221
Total truckload	49,145	55,297	94,061	107,703
Less-than-truckload linehaul services	27,737	26,643	53,004	53,676
Fuel surcharges	14,970	10,416	27,504	19,573
Brokerage	1,754	1,317	3,765	3,758
Equipment rental	1,351	1,222	2,465	2,392
Total operating revenue	94,957	94,895	180,799	187,102

Operating expenses	98,285	101,393	189,689	202,121
Loss from freight operations	$(3,328)	$(6,498)	$(8,890)	$(15,019)
Operating ratio (b)	103.5%	106.8%	104.9%	108.0%

Total truckload revenue	$49,145	$55,297	$94,061	$107,703
Less-than-truckload revenue	27,737	26,643	53,004	53,676
Total linehaul and dedicated fleet revenue	$76,882	$81,940	$147,065	$161,379

Weekly average trucks in service	1,773	1,976	1,762	1,987
Revenue per truck per week (c)	$3,336	$3,190	$3,228	$3,141

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total operating revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

   The following table summarizes and compares selected statistical data relating to our freight operations for each of the three and six month periods ended June 30:

	Three Months		Six Months
Truckload	2010	2009	2010	2009
Total linehaul miles (a)	32,290	40,623	63,920	78,078
Loaded miles (a)	28,273	36,833	56,511	70,688
Empty mile ratio (b)	12.4%	9.3%	11.6%	9.5%
Linehaul revenue per total mile (c)	$1.39	$1.24	$1.34	$1.25
Linehaul revenue per loaded mile (d)	$1.58	$1.37	$1.51	$1.38
Linehaul shipments (a)	31.9	41.0	62.6	77.6
Loaded miles per shipment (e)	886	898	903	911
LTL
Hundredweight	2,044,415	1,875,428	3,864,093	3,739,681
Shipments (a)	63.9	60.1	123.0	121.7
Linehaul revenue per hundredweight (f)	$13.57	$14.21	$13.72	$14.35
Linehaul revenue per shipment (g)	$434	$443	$431	$441
Average weight per shipment (h)	3,201	3,119	3,142	3,073

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of June 30:

	2010	2009
Total company tractors available	1,527	1,551
Total owner-operator tractors available	362	443
Total Tractors available	1,889	1,994
Total Trailers available	3,511	3,932

CONTACT:
Frozen Food Express Industries, Inc.
Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
Russell Stubbs, President
John Hickerson, Executive VP and COO
John McManama, Senior VP and CFO
(214) 630-8090
ir@ffex.net